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                                                                      EXHIBIT 11

                          THE COLONIAL BANCGROUP, INC.

                       COMPUTATION OF EARNINGS PER SHARE

                                                               1995          1994          1993
                                                              -------       -------       -------
                                                                (IN THOUSANDS, EXCEPT PER SHARE
                                                                           AMOUNTS)
A.    Income before extraordinary items and the cumulative
        effect of a change in accounting for income taxes...  $38,794       $27,310       $19,137
B.    Net income............................................
                                                               38,794        27,310        21,893
C.    Interest expense on convertible debentures............
                                                                1,660         1,702         2,386
D.    Tax effect of (C) above...............................
                                                                  585           589           755
E.    Average primary shares outstanding(1).................
                                                               12,418        11,996         9,530
F.    Average contingent shares outstanding(2)..............
                                                                  763           767         1,093
EARNINGS PER COMMON SHARE:
Income before extraordinary items and the cumulative effect
  of a change in accounting for income taxes:
  Primary (A/E).............................................
                                                              $  3.12       $  2.28       $  2.01
  Fully diluted (A+C-D)/(E+F)...............................
                                                                 3.02          2.23          1.96
Net income:
  Primary (B/E).............................................
                                                              $  3.12       $  2.28       $  2.30
  Fully diluted (B+C-D)/(E+F)...............................
                                                                 3.02          2.23          2.21

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(1) Includes the effect of stock options, totaling 107,268, 117,190 and 130,568 in 1995, 1994 and 1993.
(2) Includes the effect of the average contingent shares from BancGroup's two issues of convertible subordinated debentures; computed by dividing the outstanding balance of the convertible debentures, $7,483 and $9,637, by their respective conversion prices of $18.25 and $28.00 per share. Also includes an immaterial effect of stock options on a fully diluted basis.